Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made as of November 13, 2013, by and between Oxygen Biotherapeutics, Inc., a Delaware corporation, with its principal place of business in North Carolina (the “Company”), and John P. Kelley (the “Executive”).

W I T N E S S E T H:

WHEREAS, in connection with the closing (the “Closing”) of the purchase of the assets of Phyxius Pharma, Inc. pursuant to the terms of the Asset Purchase Agreement, dated as of October 21, 2013, by and among the Company, Phyxius Pharma, Inc., the stockholders of Phyxius Pharma, Inc. and Life Newco, Inc. (the “Purchase Agreement”), the Company desires to employ the Executive as its Chief Executive Officer and provide adequate assurances to the Executive and the Executive desires to accept such employment on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and the Executive agree as follows:

1. Employment.  Effective as of the Closing (the “Effective Date”), the Company hereby employs the Executive and the Executive hereby accepts employment as Chief Executive Officer of the Company upon the terms and conditions of this Agreement.

2. Appointment to Board.  Pursuant to Section 6.5 of the Purchase Agreement, at the first regularly scheduled meeting of the Board of Directors of the Company (the “Board”) to occur following the Effective Date, the Board shall take all reasonable actions necessary to increase the number of directors of the Board from five (5) to six (6) directors and to appoint the Executive as a director of the Board.

3. Duties.  The Executive will have such authority, and will faithfully perform all of the duties, normally associated with the position of Chief Executive Officer, including but not limited to all duties set forth in this Agreement, and all additional duties consistent with such position that are reasonably prescribed from time to time by the Board. The Executive shall devote such business time and attention as reasonably necessary to perform his duties and responsibilities on behalf of the Company and in furtherance of its best interests; provided, however, that he, subject to his obligations hereunder, shall be permitted to make personal investments, perform reasonable volunteer services and serve on the boards of directors (or similar governing bodies) of nonprofit entities and/or for profit entities that are not in competition with the Company. The Executive shall comply with all Company policies, standards, rules and regulations (the “Company Policies”) as may exist from time-to-time and all applicable government laws, rules and regulations that are now or hereafter in effect.

4. Term.  Unless earlier terminated as provided herein, the initial term of this Agreement shall commence on the Effective Date and shall continue until the one-year anniversary of the Effective Date (the “Initial Term”).  After the Initial Term, this Agreement shall automatically renew for successive one-year terms on the same terms and conditions set forth herein unless:  (a) earlier terminated or amended as provided herein; or (b) either party gives the other written notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or any renewal term of this Agreement, in which case, this Agreement shall terminate on the expiration of the then-current Term.  The Initial Term of this Agreement and all applicable renewals thereof are referred to herein as the “Term.”

5. Compensation.  During the Term, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable withholdings):

(a) Base Salary.  The Executive shall receive an annual salary of Three Hundred and Thirty Thousand Dollars ($330,000.00) (less applicable withholdings) (“Base Salary”) payable in accordance with the payroll policies of the Company as such policies may exist from time to time or as otherwise agreed upon by the parties.  The Board shall review, on an annual basis, the Executive’s salary and may increase or decrease such salary as the Board deems appropriate; provided, however, that any decrease shall only be effective if it is a result of an across-the-board decrease affecting all senior executives as a group.

(b) Bonuses.  Each fiscal year during the Term, the Executive shall be entitled to an annual bonus the amount of which is based on percentage achievement of annual goals set by the Company, after consultation with the Executive, at the beginning of each fiscal year for such fiscal year (“Annual Bonus”), which achievement shall be determined as of the last day of such fiscal year.  If the Executive achieves one hundred percent (100%) of the annual goals, the Annual Bonus shall be fifty percent (50%) of his Base Salary (“Target Bonus”).  There is no cap on the Annual Bonus for exceeding one hundred percent (100%) of annual goals; for example, an achievement of two hundred percent (200%) of annual goals would result in an Annual Bonus equal to one hundred percent (100%) of his Base Salary.  The Annual Bonus shall be paid in accordance with the Company’s regular bonus payment procedures, and, in all events, will be paid no later than sixty (60) days following the end of the fiscal year in which the Annual Bonus was earned.  Except as otherwise set forth in Section 6(d)(ii)(C), in order to be eligible to receive the Annual Bonus, the Executive must be employed by the Company on the last day of the fiscal year in which the Annual Bonus was earned.

(c) Benefits.  The Executive shall be entitled to receive those benefits provided from time to time to other executive employees of the Company, in accordance with the terms and conditions of the applicable plan documents, provided that the Executive meets the eligibility requirements thereof.  All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.

(d) Business Expenses.  The Company shall pay, or reimburse the Executive for, all reasonable expenses incurred by the Executive directly related to conduct of the business of the Company; provided that the Executive complies with the Company’s policies for the reimbursement or advancement of business expenses that are now or hereafter in effect.  The Company shall provide such payments or reimbursements within thirty (30) days following the Executive’s incurrence of the expense.

(e) Equity Award. As soon as practicable following approval by the Company’s stockholders of an amendment to the Company’s 1999 Amended Stock Plan, as amended and restated June 17, 2008 and as further amended from time to time (the “Plan”), to increase the number of shares authorized for issuance thereunder to at least 4,000,000 (the “Share Increase”), the Executive shall receive a nonstatutory stock option entitling the Executive to purchase up to 893,220 shares of Company Common Stock (the “Option”) at the fair market value as of the date of grant as determined by the Board in its sole discretion.  For the avoidance of doubt, the Option will not be granted unless and until the stockholders and the Board approve the Share Increase. The terms and conditions, including vesting, for the Option will be set forth in a Nonstatutory Stock Option Agreement between the Executive and the Company in the form set forth on Exhibit A.

6. Termination and Obligations of the Company upon Termination.  This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as set forth below.

(a) Termination upon Expiration of the Term.  This Agreement and the Executive’s employment by the Company shall terminate upon the expiration of the Term.

(b) Termination by the Executive.  The Executive may terminate this Agreement and his employment with the Company as follows:

(i) Voluntary Resignation.  For any reason other than Good Reason thirty (30) days after written notice of the Executive’s resignation is received by the Company (“Voluntary Resignation”).

(ii) For Good Reason.  For purposes of this Agreement, the Executive’s termination of his employment will be deemed to have been for “Good Reason” if the Executive resigns within six (6) months after any of the following conditions having arisen without his prior written consent and after having given the Company written notice of the existence of such condition within ninety (90) days of the Executive’s knowledge of the existence of the condition and providing the Company with thirty (30) days to remedy the condition:

(A)	a material diminution in the Executive’s base salary;

(B)
a material diminution in the Executive’s authority, duties, or responsibility by the assignment to him of authority, duties, or responsibilities materially inconsistent with his position as Chief Executive Officer;

(C)
a material change in the geographic location at which the Executive must perform services for the Company (other than with respect to reasonable and necessary business travel in order to carry out his duties under this Agreement); or

(D)	any breach by the Company of any material provision of this Agreement or any other written agreement with the Executive.

(c) Termination by the Company.  The Company may terminate this Agreement and the Executive’s employment by the Company immediately upon written notice to the Executive (or his personal representative):

(i) Without Cause.  At any time and for any reason other than reasons set forth in Sections 6(c)(ii) (Death), (iii) (Disability) or (iv) (Cause) (“Without Cause”);

(ii) Death.  Upon the death of the Executive, in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries which are fully vested as of the date of death (“Death”);

(iii) Disability.  If the Executive is “permanently disabled” (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement.  For purposes of this Agreement, the Executive shall be considered “permanently disabled” when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive’s personal representative shall have certified in writing that the Executive has been unable, because of a medically determinable physical or mental disability, to perform substantially all of the Executive’s duties, with or without a reasonable accommodation, for more than one hundred eighty (180) calendar days measured from the last full day of work (“Disability”);

(iv) For “Cause”.  The term “Cause”, as used herein, shall mean:

(A)
Any willful material breach of the terms of this Agreement, or of any other written agreement with the Executive, by the Executive, which breach is not cured by the Executive within thirty (30) days after the Company provides the Executive with written notice specifying the nature of such breach;

(B)
The Executive’s material misappropriation of the Company’s tangible or intangible property, or material and intentional breach of the Confidentiality Agreement (provided, however, that for this purpose, the Executive will not be deemed to have breached the Confidentiality Agreement in connection with any disclosure made pursuant to a court order, subpoena or other legal obligation);

(C)
The Executive’s material failure to comply with the Company Policies or any other reasonable policies and/or directives of the Board, which failure is not cured by the Executive within thirty (30) days after the Company provides the Executive with written notice specifying the nature of such failure;

(D)
The Executive’s abuse of illegal drugs or any illegal substance, or the Executive’s abuse of alcohol in any manner that materially interferes with the performance of the Executive’s duties under this Agreement;

(E)
Any dishonest or illegal action (including, without limitation, embezzlement) by the Executive which is detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation; or

(F)
The Executive’s failure to disclose any conflict of interest known to the Executive that the Executive may have with the Company in a transaction between the Company and any third party which failure is detrimental to the interest and well-being of the Company.

(d) Obligations upon Termination.

(i) Upon the termination of this Agreement and the Executive’s employment with the Company pursuant to the expiration of the Term following the Executive’s notice of non-renewal pursuant to Section 4, by the Executive pursuant to Section 6(b)(i) (Voluntary Resignation), or by the Company pursuant to Section 6(c)(ii) (Death), (iii) (Disability) or (iv) (Cause), the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to the Executive (or his estate or heirs) through the date of such termination in accordance with the Company’s normal payroll cycle and terms of the applicable benefit plans and programs in existence at the time the Executive’s employment is terminated.

(ii) Upon termination of this Agreement and the Executive’s employment with the Company by the Company pursuant to Section 6(c)(i) (Without Cause), upon expiration of the Term following the Company’s notice of non-renewal pursuant to Section 4, or by the Executive pursuant to Section 6(b)(ii) (Good Reason), the Executive shall be entitled to the following,  with those benefits described in Sections 6(d)(ii)(B), (C) and (D) specifically conditioned upon Executive’s execution and nonrevocation of a valid release under Section 7 and compliance with his obligations under Section 8:

(A)
payment of all compensation and other benefits payable to the Executive through the date of such termination in accordance with the Company’s normal payroll cycle and terms of the applicable benefit plans and programs in existence at the time the Executive’s employment is terminated;

(B)
payment of an amount equal to twelve (12) months of his then current Base Salary (less applicable withholdings), payable in a lump sum on the sixtieth (60th) day following the date of the Executive’s separation from service (the “Severance Payment Date”);

(C)
a lump sum payment in an amount equal to the Target Bonus for the fiscal year in which such termination occurred, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the fiscal year of his termination and the denominator of which is 365 (less applicable withholdings), with such payment to be made on the Severance Payment Date; and

(D)
reimbursement for premium payments the Executive makes under the Consolidated Budget Reconciliation Act (“COBRA”) to continue the Executive and, if applicable, the Executive’s family’s health insurance coverage under the Company’s group health insurance plan for twelve (12) months from the date of termination.  Reimbursements for COBRA premium payments shall begin on the Severance Payment Date and shall be made as soon as possible following the Executive’s submission to the Company of proof of timely payments, but not later than thirty (30) days after the Executive’s submission of proof of timely payments; provided, however, all such claims for reimbursement shall be submitted by the Executive and paid by the Company no later than fifteen (15) months following the termination of the Executive’s employment.  Any obligation for the Company to make payments for COBRA reimbursement under this Agreement shall immediately cease when the Executive becomes eligible for health insurance from a subsequent employer, and the Executive shall promptly notify the Company of such subsequent eligibility.  If the Executive desires COBRA coverage, the Executive shall bear full responsibility for applying for COBRA coverage and nothing herein shall constitute a guarantee of COBRA benefits.  Under no circumstances will the Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for COBRA continuation hereunder.  The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year.

7. Release of Claims.  Notwithstanding any provision of this Agreement to the contrary (other than the last sentence of this Section 7), the Company’s obligation to provide the payments and benefits under Section 6(d)(ii)(B),(C) and (D) of this Agreement is conditioned upon the Executive’s execution and non-revocation of an enforceable release of claims and his compliance with his obligations under Section 8 of this Agreement.  If the Executive chooses not to execute such a release, timely revokes his execution of the release, or fails to comply with his obligations under Section 8 of this Agreement, then the Company’s obligation to compensate him ceases upon the termination of his employment except as to amounts due at the time pursuant to Section 6(d)(ii)(A).  The Company shall provide the release of claims to the Executive within seven (7) days of his separation from service, and the Executive must execute it within the time period specified in the release (which shall not be longer than forty five (45) days from the date of receipt).  Such release shall not be effective until any applicable revocation period has expired.

8. Confidential Information and Competitive Business Activities.  The Executive acknowledges that by virtue of his employment and position with the Company, he has or will have access to confidential information of the Company, including valuable information about its business operations and entities with which it does business in various locations, and has developed or will develop relationships with parties with whom it does business in various locations. The Executive also acknowledges that the confidential information and competitive business activities provisions set forth in the Employee Non-Disclosure, Invention Assignment, and Competitive Business Activities Agreement executed by the Executive on November 13, 2013 (the “Confidentiality Agreement”), are reasonably necessary to protect the Company’s legitimate business interests, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed on him.  The Executive acknowledges that his failure to abide by the provisions set forth in Section 3 of the Confidentiality Agreement would cause irreparable harm to the Company for which legal remedies would be inadequate.  Therefore, in addition to any legal or other relief to which the Company may be entitled by virtue of the Executive’s failure to abide by the provisions set forth in Section 3 of the Confidentiality Agreement: (i) the Company will be released of its obligations under this Agreement to make any post-termination payments; and (ii) the Executive will return all post-termination payments received pursuant to this Agreement.  In the event that the Company exercises its right to discontinue payments under this provision and/or the Executive returns all post-termination payments received pursuant to this Agreement, the Executive shall remain obligated to abide by the provisions set forth in Section 3 in the Confidentiality Agreement.

9. Representations and Warranties.

(a) The Executive represents and warrants to the Company that the Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive's employment by the Company.  The Executive represents and warrants to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.

(b) The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the Executive's responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to the Executive prior to the Executive’s employment with the Company, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

10. Notices.  All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when:  (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via telefacsimile or other similar device to the attention of the Company’s Chief Financial Officer with receipt acknowledged; or (d) three (3) days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed as follows:

If to the Company:

Oxygen Biotherapeutics, Inc.
Attn: Chief Financial Officer One Copley Parkway
Suite 490
Morrisville, NC 27560

If to the Executive:

John P. Kelley
14 Green Hill Road Chester, NJ 07930

11. Indemnification, Liability Insurance. The Company shall indemnify and hold the Executive harmless to the fullest extent permitted by the laws of the Company’s state of incorporation in effect at the time against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from the Executive’s performance of the Executive’s duties and obligations with the Company.  The Executive will be entitled to be covered, both during and, while potential liability exists, by the insurance policies that the Company maintains generally for the benefit of officers and directors of the Company against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being an officer or director of the Company in the same amount and to the same extent as the Company covers its other officers and directors.  These obligations shall survive the termination of the Executive’s employment with the Company.

12. Effect/Assignment.  This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and his personal representatives.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.  The Executive may not assign this Agreement or delegate his obligations hereunder. As used in this Agreement, “Company” shall mean the Company and any such successor which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13. Entire Agreement.  Except as expressly provided in this Agreement and except for the Confidentiality Agreement, this Agreement:  (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter.  Each party acknowledges that: (A) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (B) no agreement, statement or promise not contained in this Agreement shall be valid.  No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

14. Severability.  If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

15. Amendment and Waiver.  No provision of this Agreement, including the provisions of this Section, may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties. Further, the Company’s or the Executive’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

16. Governing Law.  This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions.

17. Consent to Jurisdiction and Venue.  Each of the parties agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the Superior Court of Wake County, North Carolina or in the United States District Court for the Eastern District of North Carolina (assuming that such court has subject matter jurisdiction over such suit, action or proceeding).  Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

18. Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

19. Headings.  The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

20. Taxes.

(a) Section 409A of the Internal Revenue Code.

(i) Parties’ Intent. The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”), or an exemption, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Section 409A.

(ii) Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement relating to the payment of any amounts or benefits upon or following  a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(iii) Separate Payments.  Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

(iv) Delayed Distribution to Specified Employees.  If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that the Executive is a specified employee of the Company, determined in accordance with Section 409A, any payments and/or benefits provided under this Agreement that constitute "nonqualified deferred compensation" subject to Section 409A that are provided to Executive on account of his Separation from Service shall not be provided until the day after the six-month anniversary of Executive’s termination date ("Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made to Executive during such six-month period shall be paid in a lump sum to Executive on the Specified Employee Payment Date without interest and, thereafter, any remaining reimbursements shall be paid without delay in accordance with their original schedule.

(b) Withholdings.  The Company shall withhold any amounts required from any payment due the Executive hereunder in accordance with state and federal tax law requirements.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

Oxygen Biotherapeutics, Inc.

By:	/s/ Michael B. Jebsen
Name: Michael B. Jebsen
Title: Chief Financial Officer and Interim
Chief Executive Officer

John P. Kelley

By:	/s/ John P. Kelley

[Signature Page to Executive Employment Agreement]

Exhibit A

Nonstatutory Stock Option Agreement

OXYGEN BIOTHERAPEUTICS, INC.
NONSTATUTORY STOCK OPTION AGREEMENT

THIS NONSTATUTORY STOCK OPTION AGREEMENT (this “Agreement”) is dated as of [____________], 2013 (the “Grant Date”), by and between Oxygen Biotherapeutics, a Delaware corporation (the “Company”) and [______________________] (“Optionee”).  All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the 1999 Amended Stock Plan, as amended and restated June 17, 2008, as amended (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Board of Directors (the “Board”) and stockholders of the Company have adopted the Plan for the purpose of attracting and retaining the services of key employees (including officers and directors), non-employee Board members and consultants and other independent advisors;

WHEREAS, the Company and Optionee have entered into an [Offer Letter][Executive Employment] Agreement, dated November [_], 2013, providing, among other things, that the Company will grant Optionee a Nonstatutory Stock Option to purchase from the Company shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”);

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option.  Subject to and upon the terms and conditions set forth in this Agreement, the Company hereby grants to Optionee, as of the Grant Date, the right, privilege and option (this “Option”) to purchase [____________] shares of its Common Stock (the “Optioned Stock”) at an exercise price of $[____] per share (the “Exercise Price”).

2. Option Term.  This Option shall expire at the close of business on the six (6) year anniversary of the Grant Date (the “Expiration Date”), unless sooner terminated under the Plan.

3. Limited Transferability.  This Option shall be exercisable only by Optionee during Optionee’s lifetime and shall not be transferable or assigned by Optionee other than by will or by the laws of descent and distribution following Optionee’s death.

4. Vesting and Exercisability of Option.  This Option shall become vested and exercisable pursuant to the Vesting Schedule set forth on Exhibit A.  Notwithstanding anything to the contrary herein, this Option shall not become exercisable for any additional Optioned Stock following termination of Optionee’s Continuous Status as an Employee or Consultant.  As the Option becomes exercisable for one or more installments, those installments shall accumulate, and the Option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the Option (a) on the date that is three (3) months following the date of termination of Optionee’s Continuous Status as an Employee or Consultant, as provided in Section 7(c)(iii) of the Plan, (b) on the date that is twelve (12) months following the date of termination of Optionee’s Continuous Status as an Employee or Consultant due to disability, as provided in Section 7(c)(iv) of the Plan, (c) on the date that is twelve (12) months following the date of termination of Optionee’s Continuous Status as an Employee or Consultant due to death, as provided in Section 7(c)(v) of the Plan, or (d) the date of termination of the Option pursuant to Section 18 of the Plan.

5. Privilege of Stock Ownership.  The holder of this Option shall not have any of the rights of a stockholder with respect to the Optioned Stock until such individual shall have exercised the Option and paid the exercise price for the Optioned Stock so purchased.

6. Exercising Option.  In order to exercise this Option with respect to all or any part of the Optioned Stock for which this Option is at the time exercisable, Optionee (or in the case of exercise after Optionee’s death, Optionee’s executor, administrator, heir or legatee, as the case may be) must take the following actions and otherwise comply with the requirements of the Plan:

(a) Deliver to the Corporate Secretary of the Company an executed notice of exercise in substantially the form of Exhibit B to this Agreement (the “Exercise Notice”) in which there is specified the number of shares of Optioned Stock that are to be purchased under the exercised Option.

(b) Pay the aggregate Exercise Price for the purchased shares in cash or by check made payable to the Company’s order.

7. Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the state of Delaware without resort to that state’s conflict-of-laws provisions.

8. No Employment/Service Contracts.  Nothing in this Agreement or in the Plan shall confer upon Optionee any right to continue in the Service of the Company (or any Subsidiary employing or retaining Optionee) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any such Subsidiary) or Optionee, which rights are hereby expressly reserved by each party, to terminate Optionee’s Service at any time for any reason whatsoever, with or without cause.

9. Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company in care of the Company Chief Financial Officer at the Company’s offices at ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560.  Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee as shown on the records of the Company or at such other address as Optionee, by notice to the Company, may designate in writing from time to time.  All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U. S. Mail, by registered or certified mail, postage prepaid and properly addressed to the party to be notified.

10. Construction.  This Agreement and the Option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan.  All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this Option.

11. Tax Withholding.  Optionee shall make appropriate arrangements with the Company or any Subsidiary employing Optionee for the satisfaction of all Federal, state or local income and employment tax withholding requirements applicable to the exercise of this Option.

12. Restrictions Under Securities Laws.  The shares of Common Stock issuable upon exercise of the Option have not been registered under the Securities Act of 1933 and applicable state statutes, and can only be sold in reliance on exemptions from the registration provisions of the Securities Act of 1933 and applicable state statutes.  Optionee agrees and acknowledges that any purported exercise of the Option is conditioned on, and subject to, any compliance with requirements of applicable Federal and state securities laws deemed necessary by the Company, and the inability or failure of the Company to satisfy any such requirements and, therefore, reject exercise of the Option, shall not subject the Company to any liability to Optionee.  The shares of Common Stock issued on exercise of the Option shall be (unless registered under applicable Federal and state securities laws) unregistered or “restricted” securities and may be sold by Optionee only if registered under the Securities Act of 1933 and, in some cases, under the applicable state securities laws or under an exemption from such registration requirements.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is effective as of the day and year first above written.

OXYGEN BIOTHERAPEUTICS, INC.

By:
Name: Michael B. Jebsen
Title: Chief Financial Officer and Interim Chief Executive Officer

OPTIONEE

EXHIBIT A – VESTING SCHEDULE

1. Definitions.  When used in this Vesting Schedule, any capitalized terms not defined herein, or in the Plan, shall have the meaning ascribed to such terms in the Asset Purchase Agreement dated as of October 21, 2013 by and among Oxygen Biotherapeutics, Inc., Phyxius Pharma, Inc., the Stockholders of Phyxius Pharma, Inc. and Life Newco, Inc.

2. Vesting Schedule.  The Option shall vest and become exercisable for purchase of the Optioned Stock on the following schedule:

Performance Milestones	Percentage of Optioned Stock Vested

(i) Initiation of the Phase III Clinical Trial or (ii) Parent attaining a Market Capitalization of at least $50,000,000	25% Optioned Stock

(ii) Database Lock with respect to the Phase III Clinical Trial or (ii) Parent attaining a Market Capitalization of at least $100,000,000	25% Optioned Stock

Acceptance For Review of an NDA for the Product for LCOS	25% Optioned Stock

Approval of the Product for LCOS	25% Optioned Stock

Notwithstanding anything to the contrary in the Plan, the Option shall fully vest and become exercisable upon (i) any consolidation or merger of the Company, except one effected exclusively to change the domicile of the Company, with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided, however, that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

EXHIBIT B – FORM OF PURCHASE
(to be signed only upon exercise of Option)

TO:           Oxygen Biotherapeutics, Inc.

Optionee, holder of the attached Option, hereby irrevocable elects to exercise the purchase rights represented by the Option for, and to purchase thereunder, ____________________________________ shares of Common Stock of Oxygen Biotherapeutics, Inc., and herewith makes payment therefor, and requests that the certificate(s) for such shares be delivered to Optionee at:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

Optionee agrees and acknowledges that this purported exercise of the Option is conditioned on, and subject to, any compliance with requirements of applicable federal and state securities laws deemed necessary by the Company, and to Optionee’s satisfaction of all Federal, state or local income and employment tax withholding requirements applicable to this exercise.

DATED this ________ day of ________________________________, __________.

____________________________________
Signature